Exhibit 4.20

Execution Version

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Waiver”), between Blue Gold Holdings Limited, a private company limited by shares formed under the laws of England and Wales (“BGHL”) and Perception Capital Corp. IV, a Cayman Islands exempted company limited by shares (“Perception”) is dated June 10, 2025 (the “Effective Date”). BGHL and Perception are individually referred to as a “Party” collectively referred to as the “Parties.” Capitalized terms used but not defined shall have the meaning set forth in the Business Combination Agreement.

BACKGROUND

A. The Parties and the other signatories thereto entered into the Second Amended and Restated Business Combination Agreement dated June 12, 2024 (as further amended from time to time, the “Business Combination Agreement”).

B. Under Sections 8.2(e)(v), 8.3(a), and 8.3(v) of the Business Combination Agreement, the Parties had a duty to deliver a Lock-Up Agreement in connection with the Closing.

C. Under Section 11.9 of the Business Combination Agreement, no waiver by any party shall be effective unless explicitly set forth in writing and signed by the party waiving.

D. The Parties have agreed to waive Perception and BGHL’s obligations concerning the delivery of the Lock-Up Agreements set forth in the Business Combination Agreement (the “Waived Obligation”).

E. In consideration of the foregoing and the mutual covenants and agreements contained in this Waiver, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

AGREEMENT

1. Capitalized terms used and not defined in this Waiver shall have the meanings ascribed to them in the Business Combination Agreement.

2. The Parties mutually and irrevocably waive the following conditions to Closing:

a.	Section 8.3(e)(v);

b.	Section 8.3(a) solely with respect to the Lock-Up Agreement; and

c.	Section 8.2(e)(v).

3. Each of the terms and provisions of this Waiver is deemed incorporated by this reference into the Business Combination Agreement. When a conflict exists between this Waiver and the Business Combination Agreement this Waiver will control. Unless expressly waived, amended, or modified by this Waiver, all other provisions in the Business Combination Agreement remain in full force and effect without waiver, amendment, or modification. This Waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and the waivers and consent in this Waiver shall not entitle BGHL or Perception, as applicable, to any other or further waiver or consent in any similar or other circumstances. The waiver and consent set forth above shall be limited precisely as written and shall not be deemed to (i) be a waiver or modification of any other term or condition of the Business Combination Agreement, or (ii) prejudice any right or remedy that Perception or BGHL, as applicable, may now have or may have in the future (except to the extent such right or remedy is based upon the Waiver) under or in connection with the Business Combination Agreement.

4. This Waiver shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

5. This Waiver may be executed in several counterparts, and all so executed shall constitute one and the same agreement, binding on all of the Parties. The Parties agree that this Waiver may be transmitted between them via PDF, e-mail or DocuSign (or similar electronic means) and that signatures transmitted as such shall be original signatures and the agreement containing such signatures (original or otherwise) of all the Parties is binding upon the Parties.

[Signature page follows]

The parties have executed this Amendment as of the Effective Date.

Perception Capital Corp. IV

By:	/s/ Richard W. Gaenzle, Jr.
Name:	Rick Gaenzle
Title:	Chief Executive Officer

Blue Gold Holdings Limited

By:	/s/ Andrew Cavaghan
Name:	Andrew Cavaghan
Title:	Executive Chairman

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